Exhibit 10.41(C)

MEMORANDUM OF AGREEMENT

Agreement made this _____ day of October, 1998, by and between T.O.P. Local 2110 UAW - AFL-CIO (the "Union") and Technical Career Institutes, Inc. (the "College" or "TCI"). This Agreement amends the collective bargaining agreement between the parties covering a unit of office clerical employees ("CBA"), which was effective from October 10, 1995 through October 9, 1998.

1. Term of Agreement. The new collective bargaining agreement shall take effect on October 10, 1998 and expire on October 9, 2001.

2. Breaks. [Delete Article 9.E of CBA and replace Article 9.D of CBA with the following.] Each employee will be entitled to two paid fifteen minute breaks per day on the premises, to be scheduled by the Supervisor, for the purpose of getting coffee and returning to his/her work assignment.

3. Administrative Holiday. [Amend Article 16.A of CBA by deleting current language regarding administrative holiday and inserting the following.] The administrative holiday will be accommodated by equally dividing the clerical bargaining unit staff among the four consecutive Fridays following the last day of late registration of the fall semester. Preference for a particular Friday shall be in accordance with seniority.

4. Long-term Disability Insurance. [Add section to Article 22 of CBA.] Effective by no later than November 15, 1998, the College will provide long-term disability insurance for clerical bargaining unit members.

5. Wage Increases. [Replace Article 10.A of CBA with the following language.] Salary increases, including minimums, will be granted for members of the bargaining unit in accordance with the schedule listed below.

Effective Date	Weekly Increase
October 10, 1998	$30.00 per week
October 10, 1999	$30.00 per week
October 10, 2000	$30.00 per week

6. Semester Schedule. [Add section G to Article 15 of CBA.] The College calendar shall consist of three 14-week semesters per year. No collective bargaining unit member shall suffer a loss of pay as a result of such a schedule.

7. Disability Leave for Pregnancy. [Add section to Article 17 of CBA.] For employees documenting disability due to pregnancy, TCI shall allow the use of accrued sick time to be used for compensation in week one of the disability. For weeks two through five of

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the disability, TCI shall supplement the employee's New York State disability payment up to the amount of the bargaining unit member's weekly base pay.

8. Bereavement Pay for Death of Grandparent-In-Law. [Replace Article 18.3 of CBA.] An employee shall be paid for time lost due to death in his/her immediate family. Payment for such lost time shall not exceed daily base pay for up to five regular workdays, which must be consecutive, and one of such days shall include the day of the funeral. The immediate family is defined as the employee's spouse, common law spouse, mother, father, sisters, brothers, brother-in-law, sister-in-law, children, grandparents, grandparents-in-law, mother-in-law and father-in-law.

9. Union Activities. [Add section to Article 20 of CBA.] The college agrees to provide office space for the chief union steward to be used for union activities. The chief union steward will receive one-third paid release from work schedule if part of the clerical bargaining unit.

10. Tuition Reimbursement. [Replace Article 23.B.1-7 of CBA with the following language:] TCI is committed to supporting employees who wish to improve their knowledge and teaching competence. TCI will establish a $30,000 dollar tuition reimbursement pool in the first year of this Agreement, $30,000 dollar tuition reimbursement pool in the second year of this Agreement and a $30,000 dollar tuition reimbursement pool in the third year of this Agreement. The tuition reimbursement pool will be effective from October 1 to September 30 of the following year, commencing on October 1, 1998. If the total amount of reimbursement requested in a given year is less than the tuition reimbursement pool allowance, the remainder shall be carried forward to the following year. But in no case shall the total reimbursement pool allowance for any given year exceed $60,000.

The following conditions must be met in order to be eligible for tuition reimbursement:

1. After a full year of employment, members of the Collective Bargaining Unit are eligible for tuition reimbursement benefits for courses offered at other colleges or universities. The proposed course work should not be available at TCI and must be such that it will directly improve the skills of the employee in performing his/her present duties.

2. The course must be pre-approved by the Vice President of Academic Affairs for all instructors and by department Vice Presidents for all other employees.

3. The employee must maintain good academic standing. Tuition reimbursement will be made only for those courses with a grade of "C" or better for undergraduate work and a grade of "B" or better for graduate work.

4. The employee is responsible for the payment of all fees and expenses other than tuition.

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5. If the employee is separated from employment, except in the case of layoffs TCI will pay for the term which the employee was enrolled in at the point of layoff, the individual is responsible for the payment of the balance of the term.

6. The employee will be reimbursed at the end of the semester upon submission of the following:

   a) Proof of payment of tuition charges from the qualified institution's bursar's office.

   b) Proof of successful completion of the course with the appropriate grades as noted above.

   TCI will not advance tuition payments.

7. TCI will reimburse the employee 100% of tuition up to a maximum of SUNY's per credit charge.

   a) Tuition reimbursement will be calculated net of any scholarships, and/or grants.

   b) delete

8. Employees shall receive a 5% increase if they achieve a degree and/or another degree.

11. Life Insurance Benefits. [Replace Article 22.N of CBA with the following.] After completion of the probationary period, employees aged 64 and younger shall be entitled to life insurance coverage in the amount of twice their annual base salary up to a maximum of $300,000. After 65 and through age 75, maximum coverage will be reduced by 35% in five year intervals (i.e., at 65, 70 and 75 years.) For ages 80 and above, maximum coverage will be reduced by an additional 25% at five year intervals (i.e., at 80, 85, 90, and 95). TCI reserves the right to change life insurance providers as long as equivalent coverage is provided.

12. Harassment and Sensitivity Training. [Add new section to Article 22 of CBA.] Each collective bargaining unit member shall be required to attend harassment and sensitivity training, up to nine hours a year, without additional pay. Training will be during regularly scheduled work hours.

13. Health and Safety. [Add new section to Article 27 of CBA.] TCI will provide, upon request, support belts (for lifting) and telephone headsets to employees in need of such.

14. Training (Other Than Harassment and Sensitivity). [Add new section to Article 22 of CBA.] Any training workshops provided by TCI during normal working hours shall be without extra pay.

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T.O.P. Local 2110, UAW, AFL-CIO

TECHNICAL CAREER INSTITUTES, INC.

MOA 1999.wpd